UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): February 7, 2013

Value Line, Inc.
(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation)	0-11306 (Commission File Number)	13-3139843 (I.R.S Employer Identification No.)

220 East 42nd Street
New York, New York
(Address of Principal Executive Offices)
10017
(Zip Code)

(212) 907-1500
(Registrant’s Telephone Number, Including Area Code)

 Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 7, 2013, Value Line, Inc. (“Value Line” or “Company”) and Citibank, N.A. (the “Sublandlord”) entered into a sublease agreement, pursuant to which Value Line will lease approximately 44,493 square feet of office space located on the ninth floor at 485 Lexington Ave., New York, NY (“Building” or “Premises”) beginning on or about July 1, 2013 and ending on February 27, 2017.  Base rent under the sublease agreement will be $1,468,269 per annum payable in equal monthly installments on the first day of each month, subject to customary concessions in the Company’s favor and pass-through of certain increases in operating costs and real estate taxes.  The Company provided a security deposit in cash in the amount of $489,423, which may be reduced to $367,067 on March 1, 2015, and to $244,712 on March 1, 2016, and fully refunded after the sublease ends.  This Building will become the Company’s new corporate office facility.  The Company is required to pay for certain operating expenses associated with the Premises as well as utilities supplied to the Premises.  The sublease terms will provide for a significant decrease in the Company’s annual rental expenses.

Value Line has reached an agreement with its current landlord to extend the term of the current lease for its current corporate office facility, which was due to expire on May 31, 2013, for a period of three and a half months beginning June 1, 2013 and expiring September 15, 2013 at a rental which approximates the Company’s monthly rent payments under the current lease obligation.

The foregoing summaries of the Sublease and lease extension agreement do not purport to be complete and are qualified in their entirety by reference to the Sublease and Fourth Lease Modification Agreement (lease extension agreement), each of which will be attached as an exhibit to the Company’s interim report on Form 10-Q for the quarter ending January 31, 2013.

Item 8.01.  Other Events.

On February 12, 2013, the Company issued a press release which is attached as Exhibit 99.1 and is incorporated into this Form 8-K by reference.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Description

99.1	Press release dated February 12, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

VALUE LINE, INC.
(Registrant)

	By:	/s/ Howard A. Brecher
Howard A. Brecher
Chairman & Chief Executive Officer

Date: February 12, 2013

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated February 12, 2013

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